Kurv ETF Trust 485BPOS

Exhibit 99(j)(6)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Kurv High Income ETF, a series of the Kurv ETF Trust, under the heading “Management and Other Service Providers” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
October 8, 2025